Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Thursday, September 22, 2011
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE TO ACQUIRE U.S. CORRUGATED

A Unique, Transformational Opportunity

KapStone Investor Conference Call at 8:30 A.M. ET, September 23, 2011

Investor Presentation Available at www.kapstonepaper.com

NORTHBROOK, IL — September 22, 2011 — KapStone Paper and Packaging Corporation (NYSE: KS) today announced today that it has signed an agreement to acquire the stock of U.S. Corrugated Acquisition Inc. (“USC”) for $330 million in cash and subject to certain post-closing adjustments. Closing of the acquisition is subject to a number of customary conditions, including regulatory review and receipt of financing.

USC operates a 240,000 ton recycled containerboard paper mill in Cowpens, SC and 20 converting facilities in the eastern and mid-western United States.  Six of such operating facilities will be disposed of by USC prior to the closing. Those facilities will remain under the management and control of Dennis Mehiel, Chairman of the Board and current majority stockholder of U.S. Corrugated. USC has been successful in creating strong, long-term customer relationships resulting from outstanding service, quality and innovation.  In 2010, the operations to be acquired from USC generated $423 million in net sales.

Chairman and Chief Executive Officer, Roger W. Stone, stated, “Acquiring USC is an outstanding opportunity for numerous reasons.  The acquisition immediately adds value for our shareholders by increasing earnings, generating very strong free cash flow, and reducing risk.   The deal is accretive to our bottom-line from Day 1. Our balance sheet, which was very strong going into this transaction, remains very strong after the acquisition maintaining a leverage ratio of debt to EBITDA of less than two times. The combined company is expected to deliver substantial free cash flow in the first year allowing KapStone to quickly de-lever.”

Mr. Stone further commented, “This acquisition will increase our exposure to the highly desirable containerboard segment.  Also, we believe that because USC is a net purchaser of 195,000 tons of containerboard that the risk of costly economic downtime will be mitigated throughout the economic cycle.”

“KapStone is well-positioned to integrate USC’s operations and anticipates approximately $8 million of Day 1 and first year redundancy expense eliminations.  Additionally, operating synergies are expected to result in at least an additional $8 million in profit improvement annually within the first 18 months.”

Mr. Stone concluded, “Strategically, the acquisition of USC transforms KapStone into a much more profitable and stronger company providing additional momentum for KapStone to continue its record of excellence for increasing value to our shareholders.”

KapStone has committed financing from Bank of America, N.A. and Barclays Capital for a $525 million senior secured credit facility.   The new credit facility is expected to consist of a $150 million revolving credit facility and a $375 million term loan maturing over five years.  At closing, a portion of the proceeds will be used to pay off KapStone’s existing $101 million term loan.

The transaction is expected to close in late October 2011.

Conference Call

KapStone will host a conference call at 8:30 a.m. ET, Friday, September 23, 2011, to discuss the acquisition.  All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic: 800.561.2731

International: 617.614.3528

Participant Passcode: 34608823

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at http://earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (http://streetevents.com) a password-protected event management site.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC, and five chip mills in South Carolina.  The business employs approximately 1,600 people.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1)  industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations;  (6) the ability to carry out the Company’s strategic initiatives and manage associated costs, (7)  the income tax impact of the federal incentive program for alternative fuel mixtures and the ability to achieve synergies and cost savings from the USC acquisition.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.